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                                                                 EXHIBIT 10.1(c)

                         PENNZOIL-QUAKER STATE COMPANY

                  2002 LONG-TERM PERFORMANCE INCENTIVE PROGRAM

                              Amended and Restated
                                 March 5, 2002

OVERVIEW

 - The basic concept of the program design is to target long-term incentive values at market (e.g., 50th percentile pay for 50th percentile performance, 75th percentile pay for 75th percentile performance, etc.). The weighting of compensation delivered under different long-term devices for senior management is as follows:

     ================================ =========================================
            PROGRAM ELEMENT           % OF EXPECTED VALUE DELIVERED BY DEVICE
     -------------------------------- -----------------------------------------

     Stock Options                                      40%

     Conditional Stock                                  20%

     Long-Term Performance Program                      40%
     -------------------------------- -----------------------------------------

     Total                                              100%
     ================================ =========================================

 - The employees participating in this program structure for 2002 are executives in band levels 6 through 11.


PROGRAM OBJECTIVES

 - Motivate participants to achieve outstanding Company performance relative to peers.

 - Enable the Company to attract and retain key employees by having this program serve as part of a competitive total pay package.

 -   Be reasonable in terms of Company cash requirements and overall cost.

 - Provide a tax-effective means for the Company to help participants accumulate capital on a tax-deferred basis.

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BASIC PROGRAM DESIGN CONCEPT

 - Under the program, participants will be provided an opportunity to receive an award payment based on the Company's total shareholder return relative to industry peers during overlapping three-year cycles.

 - New performance cycles begin every year following the year the program was established.


ELIGIBILITY

 - Eligibility for the program will be reviewed and determined annually by the Company's CEO and the Compensation Committee of the Company's Board.

 - Program participation will be extended to key executives that can directly impact the long-term success of the Company.

 - Based on the Company's business needs and competitive market practices, program eligibility will continue to be limited to executives in band levels 6 through 11.


PERFORMANCE MEASUREMENT

 - The recommended program performance measure is the Company's total shareholder return compared to the industry peers listed below.

      Blythe, Inc.                            Newell Rubbermaid Inc.
      Church & Dwight Inc.                    Oneida LTD
      Clorox                                  Procter & Gamble
      Colgate Palmolive                       Ralston Purina Co.
      Dial                                    Revlon Inc.
      Kimberly-Clark Corp.                    Samsonite Corp.
      Lancaster Colony                        Scotts Company
      Libbey Inc.


 - Total shareholder return will be defined using the same method required in the total shareholder return graph of the proxy statement. This method uses a compound annual growth rate. Specifically, $100 invested in Pennzoil-Quaker State stock on the first day of the performance cycle, with dividends reinvested, compared to $100 invested in each of the peer companies, with dividend reinvestment during the same period.
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PERFORMANCE STANDARDS

 - At the start of each new performance cycle, the Company will need to define threshold, target, and maximum performance on the total shareholder return objective.

 - Given the Company's executive pay philosophy, the standards shown in the table below will be used for the 2002 to 2004 performance cycle.

======================= ====================================================== ==================================

                                                                                   PENNZOIL-QUAKER STATE TSR
  PERFORMANCE LEVEL                             DEFINITION                        RANKING RELATIVE TO PEERS*
----------------------- ------------------------------------------------------ ----------------------------------
Maximum                 Outstanding performance                                      3rd of 16 (87th%ile)

Target                  Expected or budgeted performance                             8th of 16 (53rd%ile)

Threshold               Minimal acceptable performance for incentive payout          12th of 16 (27th%ile)
======================= ====================================================== ==================================


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*    If mergers/acquisitions result in a reduction in the number of peer companies during the cycle, these rankings will be converted to equivalent percentiles to calculate awards.

** The Company must also achieve a non-negative actual total shareholder return (averaged over the performance cycle) before any payouts may be made under the program.
     --------------------------------------------------------------------------


AWARD OPPORTUNITIES

 - The long-term performance program award opportunities for the program-eligible positions (by performance level) are shown below.

=========================== ==============================================================================================
  CORPORATE PERFORMANCE                         AWARDS AS % OF BASE SALARY, BY EXECUTIVE BAND LEVEL*
--------------------------- --------------- --------------- --------------- --------------- --------------- --------------
                                  11              10              9               8               7               6
--------------------------- --------------- --------------- --------------- --------------- --------------- --------------
Maximum                           330%           N/A             198%            180%            105%            75%
Target                            110%           N/A              66%             60%             35%            25%
Threshold                          28%           N/A              17%             15%              9%             6%
Below Threshold                     0%           N/A               0%              0%              0%             0%
=========================== =============== =============== =============== =============== =============== ==============

 - These award ranges are for each three-year performance cycle and assume that a new cycle is established each year.
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 -   Awards for performance between stated levels would be calculated using the awards matrix described later in this report.

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*     The long-term performance awards will be calculated using the percentages shown in the table and the participant's base salary on the last day of the applicable performance cycle. These award levels, at target, represent market 55th percentile rates when combined with recommended stock option and conditional stock awards.
-------------------------------------------------------------------------------


PROGRAM PAYOUTS

 - Payouts under the program will be made as soon as possible after the completion of each performance cycle.

 - As a rule, the payouts will be made within three months after the completion of the cycle.

 - All awards typically will be paid as one-time lump-sum cash payments with taxes withheld at a flat rate of 28%.

 - Payouts under the program are both Savings and Investment Plan and Retirement Plan eligible.

RETIREMENT AND TERMINATIONS

 - To receive an award under the program, the participant must generally be employed on the last day of the performance cycle.

 - Exceptions to this policy will be made for retirement, long-term disability, death, or involuntary termination during the cycle for reasons other than cause, in which case the award should be prorated to reflect the actual months of service during the cycle. Award payouts under these exceptions would still be made at the end of the performance cycle.


NEW HIRES/PROMOTIONS

 - Employees promoted into eligible positions for the first time and eligible new hires will be prorated (rounded down to the first of the month eligible).
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 -   Employees currently participating who are promoted to a higher level position during the three year cycle will be prorated (rounded down to the first of the month promoted).


CHANGE IN CONTROL

In the event of a change in control (as defined in the existing Pennzoil-Quaker State Executive Severance Plan), there will be an accelerated payout of awards based on participants' annual salary rate as of the date of a change in control multiplied by their target payout percentage, with such payout to be for the full three-year program.


TAX TREATMENT

 - The employee will have to pay ordinary income tax on all awards when they are paid to the participant (not when they are earned).

 - The Company receives a tax deduction in the amount of income realized by the participant in the year the award is paid.


ACCOUNTING TREATMENT

 - The Company's projected obligation under the long-term performance cash program would be an expense that will be estimated and accrued periodically on its financial statements.


PROGRAM ADMINISTRATION

 - The program will be administered by the Company's CEO for all positions except his own, in which case the Compensation Committee will administer the program.

 - The Compensation Committee will be responsible for approving award opportunities, performance measures, performance standards, and actual award payments.

 - Any modifications or amendments to the program will be made at the sole discretion of the Compensation Committee.

 - In addition, the Company will retain the right to terminate or modify the program at any time. (However, cycles that have already begun are a contractual obligation of the Company.)